                                                                     EXHIBIT 5.1


                                October 14, 1998


     Cell Genesys, Inc.
     342 Lakeside Drive
     Foster City, CA 94404

          Re: Registration Statement on Form S-3

     Ladies and Gentlemen:


     We have examined Amendment No. 1 to the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 4,689,784 shares of your Common Stock (the "Shares"). We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.



     It is our opinion that the Shares upon conversion of the Series B Convertible Preferred Stock or upon exercise of the Warrants, as applicable, as referenced to in the Registration Statement, are validly issued, fully paid and non-assessable.


     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI

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